Exhibit 99.1

FOR IMMEDIATE RELEASE

Insys Therapeutics, Inc. Announces 3-Month Extension of PDUFA Date for Syndros

PHOENIX, AZ – March 22, 2016 -- Insys Therapeutics, Inc. (NASDAQ: INSY) today announced that the U.S. Food and Drug Administration (FDA) has extended the Prescription Drug User Fee Act (PDUFA) action date for SyndrosTM (dronabinol oral solution) from April 1, 2016 until July 1, 2016.

Insys voluntarily submitted information, which did not involve any clinical data, related to the scheduling of Syndros under the Controlled Substances Act. The FDA determined that this information constituted a major amendment to this New Drug Application and exercised its option to extend the PDUFA date to provide the FDA time to complete its review.

“Insys is in negotiations concerning the scheduling of Syndros and is working closely with the Agency,” stated Steve Sherman, Sr. Vice President of Regulatory Affairs, Insys Therapeutics. “We hope to resolve this issue shortly and this extension demonstrates the Agency’s willingness to review our new data and work with us going forward.”

About Insys Therapeutics, Inc.
Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys strives to address the clinical shortcomings of existing commercial products. The Company submitted a New Drug Application to the U.S. Food and Drug Administration for SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsules. Insys is developing a pipeline of sublingual sprays, as well as synthetic pharmaceutical cannabidiol.

Forward-Looking Statements
This press release contains forward-looking statements including related to our PDUFA action (goal) date of July 1, 2016. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Investor Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

Phone: 212-452-2793

Email: lwilson@insitecony.com

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